Exhibit 99.1

MATERION CORPORATION UPDATES 2011 EXPECTED RESULTS

COMMENTS ON OUTLOOK FOR 2012

Mayfield Heights, Ohio — February 8, 2012 — Materion Corporation (NYSE:MTRN) today revised its earnings estimates for the full year 2011. While the Company, at this time, expects a profitable fourth quarter, the final results for the full year will likely be well below the low end of its previously announced range of $2.10 to $2.20 per share. The reduction is due to significantly lower than expected sales in the fourth quarter, higher than anticipated costs in the Company’s Beryllium and Composites Segment and an inventory valuation adjustment.

2011 EXPECTATIONS

In the fourth quarter of 2011, the Company did not experience the increase in sales normally associated with the consumer electronics holiday period. Instead, the Company believes that its customers were driving inventories down to very low levels, which, in turn, resulted in sales for the quarter being well below what the Company expected.

It is now anticipated that 2011 sales, when reported, will be approximately $1.525 billion, or $35.0 million to $55.0 million below the Company’s previous range of $1.56 billion to $1.58 billion. Approximately $25.0 million of the reduction is related to pass through metal price declines, while the balance of $10.0 million to $30.0 million is due to the decline in sales volume.

As previously reported, the start-up and ramp-up of the Company’s new beryllium pebble plant has been slower than expected. The Company is pleased to report that the most significant issues that had delayed the start-up and ramp-up have been resolved. It is anticipated that the beryllium pebble plant production ramp-up will continue to progress and the Company currently expects to reach capacity levels in excess of the 2012 demand levels. The Company did, however, incur higher than expected costs in the Beryllium and Composites Segment during the fourth quarter and lower yields and other manufacturing issues unrelated to the start-up and ramp-up of the new plant.

2012 OUTLOOK

While business levels fell significantly through the fourth quarter of 2011, early indications are that this trend has reversed itself. Order entry to date in 2012 is at a rate that is approximately 15% ahead of the fourth quarter 2011 rate. The increase is due to stronger demand in a number of the Company’s key markets, including the consumer electronics, medical, commercial aerospace and energy markets. In addition, the costs experienced in 2011 related to the pebble plant start up, the branding initiative and the EIS Optics acquisition are, to a large extent, not expected to repeat in 2012. Assuming some economic growth and no global economic downturn, the Company currently expects that earnings in 2012 will exceed those of 2011, and will be in the range of $2.05 to $2.25 per share. Due to the weaker fourth quarter of 2011 business levels and the resulting lower backlog coming into 2012, the first quarter of the year is expected to be the weakest quarter of the year, with the second and third quarters sequentially stronger.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “While I am disappointed with the fourth quarter of 2011, I am encouraged with what we have accomplished in 2011 to position the Company for future growth. In spite of the fourth quarter performance, 2011, like 2010 was one of the most profitable years in the Company’s history. We are off to a good start for 2012 and I am enthused about our long-term prospects and strong positions in the growth markets we serve.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical and energy;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2011 and 2012;

•	The finalization of our audited financial statements for the fourth quarter and year ended December 31, 2011;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics;

•	Our success in implementing our strategic plans and the timely and successful completion and start up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), metal financing fees, physical inventory valuations, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and business unit alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:
Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com
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